Exhibit 10.21
                          SEPARATION AGREEMENT


          This Agreement is made and entered into as of this 31st day of December, 1996 by and between International Multifoods Corporation, a Delaware corporation (the "Company"), and Duncan H. Cocroft ("Cocroft").

          WHEREAS, Cocroft has resigned his position as Vice President - Finance and Chief Financial Officer of the Company effective December 31, 1996;

          WHEREAS, Cocroft has requested that the Company retain him as an inactive employee until he reaches early retirement age on June 27, 1998; and

          WHEREAS, the Company is willing to retain Cocroft as an inactive employee under certain conditions and in exchange for certain agreements, as provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. Employment Status and Term. Cocroft will continue as Vice President - Finance and Chief Financial Officer until December 31, 1996. Prior to such date he will confirm his resignation as Vice President - Finance and Chief Financial Officer of the Company and as an officer and director of all subsidiaries and affiliates of the Company effective as of December 31, 1996 by submitting to the Company a written resignation, in the form attached hereto as Exhibit A. Thereafter, subject to the provisions of Section 13 of this Agreement, Cocroft will continue as an inactive employee on a paid leave of absence until June 30, 1998, at which time Cocroft's employment with the Company will terminate. For the period from January 1, 1997 through June 30, 1998, Cocroft agrees to make himself available to advise and assist the Company with respect to the business of the International Sales and Marketing division of the Company and other matters related to the business of the Company during regular business hours for reasonable amounts of time pursuant to a schedule mutually agreed to by the Company and Cocroft.

          2. Salary and Vacation Pay. Until December 31, 1996, Cocroft will receive his current base salary, less all applicable withholding amounts. For the period from January 1, 1997 through June 30, 1998, the Company will pay Cocroft a salary in 36 semi-monthly installments of $2,777.78 each, less all applicable withholding amounts, for providing advice and assistance to the Company pursuant to Section 1 above. The Company will pay Cocroft in a lump sum, less all applicable withholding amounts, the amount of any accrued and earned vacation days not yet taken as of December 31, 1996. Such lump sum payment will be made on or before January31, 1997. No additional vacation pay for Cocroft will accrue after December 31, 1996.

          3. Severance Payment. The Company will pay Cocroft a severance payment in the amount of $255,000 in a lump sum, less all applicable withholding amounts, on January 16, 1997, provided that Cocroft has not rescinded the release agreement contained in Section 9 of this Agreement within the applicable rescission period and Cocroft has not breached any of his obligations under this Agreement.

          4. Expenses. The Company will reimburse Cocroft for his reasonable travel expenses and other reasonable out-of-pocket expenses he incurs during the period from January 1, 1997 through June 30, 1998 in providing advice and assistance to the Company pursuant to Section 1 above, provided that Cocroft shall obtain prior written approval of an officer of the Company at the Vice President or higher officer level if Cocroft's expenses on any single assignment are reasonably estimated to exceed $1,000. Cocroft shall provide the Company with receipts and other evidence reasonably requested by the Company to substantiate any costs and expenses incurred by Cocroft in providing advice and assistance to the Company pursuant to Section 1 above.

          5. Employee Benefits for the Period from January 1, 1997 Through June30, 1998; Termination of Certain Arrangements and Agreements. Except as otherwise provided herein, during the period from January 1, 1997 through June 30, 1998, Cocroft will be eligible to participate in and receive benefits under, in accordance with the respective terms and conditions of, the Company's employee benefit plans in which Cocroft is enrolled as of December 31, 1996 (other than, inter alia, the Company's long-term disability plan, the Company's Management Incentive Plan and any long-term incentive plan or program), which plans are listed in Exhibit B hereto, unless Cocroft elects to discontinue coverage or ceases to make the required contributions. The Company will deduct contributions for such employee benefit plans from the periodic salary payments described in Section 2 above. The Company has the right to amend or terminate any such plans at any time and for any reason, and the contribution amounts are subject to change by the Company.
Cocroft's coverage under the Company's long-term disability plan will discontinue on December31, 1996. Cocroft's participation in the Company's Management Incentive Plan and any long-term incentive plan or program, or successor plan or program, will terminate on December 31, 1996 and no payments will be made thereunder. The Revised and Restated Severance Agreement by and between the Company and Cocroft, dated as of September17, 1993, shall terminate on December 31, 1996.

          6. Employee Benefits After June30, 1998. After June 30, 1998, Cocroft will be eligible to participate in and receive benefits under the Company's employee benefit plans available to similarly-situated retirees of the Company in accordance with the provisions of such plans and other applicable requirements. Such plans, and certain estimates and assumptions relating thereto, are listed in Exhibit C hereto. The Company has the right to amend or terminate any such plans at any time and for any reason, and the contribution amounts are subject to change by the Company.

          7. Stock Options and Restricted Stock. In consideration of the Company's agreements contained herein, including, without limitation, the Company's agreement to pay salary and provide benefits to Cocroft through June 30, 1998, Cocroft agrees that all options to purchase shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), and all shares of restricted Common Stock held by Cocroft shall terminate, expire or be forfeited in accordance with the terms of the respective plans and agreements relating to such stock options and restricted stock (the "Stock Plans and Agreements") as if Cocroft's employment had terminated on December31, 1996, which terms are set forth in Exhibit D hereto.

          8. Outplacement. The Company will pay directly to the outplacement firm of Market Share Inc. or Personnel Decisions, Inc., or a nationally-recognized outplacement firm located in Minneapolis, Minnesota selected by Cocroft, an aggregate amount not to exceed $10,000 for outplacement services to be provided to Cocroft. Such amount will be paid to such outplacement firm by January 15, 1997.

          9.     Release.

          (a) In consideration of the severance payment to Cocroft pursuant to Section 3 of this Agreement and the Company's agreements contained herein, and for other good and valuable consideration, Cocroft hereby releases and discharges the Company and its subsidiaries and affiliates, and the directors, officers, employees, agents and insurers of each (collectively, the "Released Parties"), from all causes of action, claims, demands, debts, contracts and agreements to which Cocroft or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries have or may have in connection with Cocroft's employment with and termination of employment from the Company, except for claims under: (i) this Agreement; (ii) the employee benefit plans as provided in Sections 5 and 6 of this Agreement; (iii) any stock option, as modified by this Agreement; and (iv) any indemnification right to which Cocroft is entitled by reason of his employment by the Company under (A) the Restated Certificate of Incorporation, as amended, of the Company, (B) the Bylaws of the Company, and/or (C) any policy of insurance issued to the Company under which Cocroft is an insured and entitled to coverage (the foregoing hereinafter called the "Release").

          (b) Except as specifically provided in paragraph (a) of this Section 9, the Release applies to any cause of action, claim, demand, debt, contract and agreement that Cocroft has or may have as of the date of this Agreement, including, without limitation, any and all claims relating to Cocroft's employment with and termination of employment from the Company, including, but not limited to, breach of contract claims; claims alleging violation of the Fair Labor Standards Act; the Age Discrimination In Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the National Labor Relations Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law.

          (c) Cocroft acknowledges and agrees that the Company's agreement to make the severance payment pursuant to Section 3 hereof and the Company's other agreements contained herein do not constitute an admission that the Company or any of the other Released Parties has engaged in any wrongful conduct towards Cocroft, has acted in any way to cause injury to Cocroft, or is responsible or legally obligated to Cocroft in any way, except as specifically provided in this Agreement.

          (d) Cocroft acknowledges that he has been advised, and he understands, that he has 15 days from the date that he signs this Agreement to rescind this Agreement in its entirety, if he notifies the Company, in writing, at Multifoods Tower, 33 South 6th Street, P.O. Box 2942, Minneapolis, Minnesota 55402, Attention: Frank W. Bonvino, Vice President, General Counsel and Secretary of the Company, of his decision to rescind this Agreement. Cocroft also understands that, if he rescinds this Agreement, he shall forfeit the salary payments to be made pursuant to Section 2 hereof and the severance payment payable pursuant to Section 3 hereof and his employment shall terminate as of the date of such rescission, at which time this Agreement shall become null and void. Cocroft further acknowledges and understands that, to be effective, his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the 15-day period. If delivered by mail, the rescission must be:
(i)postmarked within the 15-day period; (ii)properly addressed to the Company; and (iii)sent by certified mail, return receipt requested.

          (e) Cocroft represents that he has read this Agreement and understands all of the terms and conditions contained in this Agreement, and that he has been encouraged by the Company to discuss this Agreement with an attorney-at-law of his choice. Cocroft's manual signature on this Agreement, set forth below on the signature line, constitutes Cocroft's acknowledgment that he understands the effect of this Agreement, and that he has signed this Agreement KNOWINGLY AND VOLUNTARILY, and that he has not relied on any representations, statements or explanations made by the Company or any of the Released Parties or their attorneys.

                                 NOTE

             THE COMPANY HEREBY ADVISES COCROFT TO CONSULT WITH
               AN ATTORNEY-AT-LAW OF COCROFT'S CHOICE BEFORE
                 COCROFT SIGNS AND DELIVERS THIS AGREEMENT.


          10. The Company's Representation. The Company represents to Cocroft that, as of the date of this Agreement, the Company has no knowledge or any information which would cause the Company to assert a claim against Cocroft in connection with Cocroft's employment to the date of this Agreement.

          11.     Confidential Information.

          (a) Cocroft covenants and agrees that during and after his employment with the Company he will maintain in strict confidence and not, directly or indirectly, use or disclose to any person, corporation, partnership, entity or enterprise, any information, including, without limitation, financial information, strategic and business plans, customer lists or trade secrets of the Company or any of its subsidiaries, or any other confidential or proprietary information of the Company or any of its subsidiaries. For purposes of this Agreement, confidential information shall not include any information: (i) which was known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement through no fault of Cocroft; or (iii) which is disclosed to Cocroft by a third party who has the right to disclose such information without violating any agreement of confidentiality with the Company.

          (b) In the event that Cocroft is compelled by subpoena, civil investigative demand, court order or other legal process in any proceeding to disclose any confidential information described in paragraph (a) immediately above, Cocroft shall give the Company prompt written notice so that the Company may seek an appropriate protective order or other confidential treatment of such confidential information. If the Company shall fail for any reason to obtain a protective order and Cocroft shall be compelled to disclose any such confidential information, based upon the advice of Cocroft's counsel, Cocroft may disclose such information without liability under this Agreement, provided that Cocroft shall give the Company written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and the name of the party to whom Cocroft is required to disclose such information and, in any event, such disclosure shall be limited to the specific information that Cocroft is legally required to disclose based upon the advice of Cocroft's counsel.

          (c) Cocroft acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Cocroft of his covenant of confidentiality set forth in this Section 11 and that, in addition to all other remedies that the Company shall be entitled to, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Cocroft acknowledges and agrees that no failure or delay by the Company in exercising any right under this Section 11 shall operate as a waiver thereof, nor shall a single or partial exercise of any such right preclude further or other exercise thereof.

          12.     Cocroft's Covenants of Non-Competition, Non-
Solicitation and Non-Disparagement.

          (a) Cocroft covenants and agrees that he will not, directly or indirectly: (i) during the period commencing on the date of this Agreement and ending on June 30, 1998 (the "Restricted Period"), become an owner of more than one percent of the stock of, take employment with, become a director, officer or partner of, or become a consultant or advisor to, any competitor of the Company in any line of business (except Divested Businesses) in which the Company is engaged as described in the Company's Annual Report on Form 10-K for the fiscal year of the Company ended on February 29, 1996 filed with the Securities and Exchange Commission; (ii) during the Restricted Period, employ or attempt to employ any director, officer or employee of the Company or any of its subsidiaries, or otherwise interfere with or disrupt any employment relationship (contractual or otherwise) between the Company and any director, officer or employee of the Company or any of its subsidiaries; (iii) during the Restricted Period, solicit, request, advise or induce any present or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company or any of its subsidiaries; or (iv) during the Restricted Period and at any time thereafter, publicly criticize or disparage in any manner or by any means the Company or any of its subsidiaries, its and their personnel, or any aspect of its and their management policies, operations, products, services or practices.

          (b) Cocroft acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Cocroft of his covenants set forth in this Section 12 and that, in addition to all other remedies that the Company shall be entitled to, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Cocroft acknowledges and agrees that no failure or delay by the Company in exercising any right under this Section 12 shall operate as a waiver thereof, nor shall a single or partial exercise of any such right preclude further or other exercise thereof.

          13. Termination of Employment and Agreement. The Company may terminate Cocroft's employment, upon written notice to Cocroft, in the event that Cocroft breaches any of his obligations under this Agreement, at which time this Agreement shall become null and void.

          14. No Waiver. The waiver by the Company or Cocroft of a breach by the Company or Cocroft, as applicable, of any term of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or Cocroft, as applicable.

          15. Successors and Assigns. The rights and obligations of Cocroft under this Agreement may not be assigned, transferred or delegated, in whole or in part, by Cocroft. This Agreement is binding upon the successors and assigns of the Company.

          16. Entire Agreement. This Agreement, including the Exhibits hereto, the employee benefit plans as provided in Sections 5 and 6 of this Agreement, and the Stock Plans and Agreements (to the extent not modified by this Agreement) constitute the entire agreement and understanding of the parties and supersedes all previous communications, representations, understandings and agreements between the parties, oral or written, with respect to the subject matter hereof.

          17. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          18. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

          19. Severability. The provisions of this Agreement are severable and if any provision of this Agreement is invalid or unenforceable under any statute, regulation, order or other rule of law, that provision shall be deemed to be modified or deleted, but only to the extent necessary to comply with the statute, regulation, order or rule and the remaining provisions of this Agreement shall remain in full force and effect.

          20. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.


                              INTERNATIONAL MULTIFOODS CORPORATION


                              By /s/ Robert F. Maddocks

                                Its Executive Vice President



                              /s/ Duncan H. Cocroft
                              Duncan H. Cocroft


                                                             Exhibit A


                               RESIGNATION


          I, Duncan H. Cocroft, hereby resign, effective as of December 31, 1996, the office of Vice President - Finance and Chief Financial Officer of International Multifoods Corporation, a Delaware corporation ("Multifoods"), and all offices and directorships that I hold in any subsidiaries or affiliates of Multifoods.

          Dated as of the 31st day of December, 1996.



                                    /s/ Duncan H. Cocroft
                                    Duncan H. Cocroft



                                                           Exhibit B

                     EMPLOYEE BENEFITS FOR THE PERIOD
                   JANUARY 1, 1997 THROUGH JUNE 30, 1998


I.     Group Benefits

Subject to the terms and conditions of the Agreement, of which this Exhibit B is a part, the group benefit plans listed below will remain in effect unless you choose to discontinue coverage or cease to make the required contributions. Contributions for group benefits will be deducted from semi-monthly salary payments. The semi-monthly contributions effective January 1, 1997 are as follows:

                                                     Semi-Monthly
                                                     Contribution

Indemnity medical, family coverage                       $33.50
Dental plan with orthodontia, family coverage            $ 5.50
Vision care, family coverage                             $10.21
Life insurance coverage equal to $268,000*               $12.73
Dependent life insurance                                 $ 5.70
Health Care Flexible Spending Account                    $100.00
     (based on 1996 election)

Note:  Contribution amounts are subject to change by the Company.

*Based on salary equal to $2,777.78 per semi-monthly pay period.

II.     Retirement Plans

Subject to the terms and conditions of the Agreement, of which this Exhibit B is a part, you will continue as an active participant in the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, the Multifoods Pension Equity Plan and the Management Benefit Plan of International Multifoods Corporation until June 30, 1998.
Exhibit C

                 EMPLOYEE BENEFITS AFTER JUNE 30, 1998


I.     Group Benefits

Subject to the terms and conditions of the Agreement, of which this Exhibit C is a part, effective July 1, 1998, you will be eligible to enroll in retiree group insurance plans available to similarly-situated employees under the plans that exist on that date. The plans currently available are:

A.     Life insurance

Under Minnesota Statute 61A.092, you could continue your then active coverage amount for up to 18 months following your termination of employment date. You could also continue dependent life insurance for up to 18 months.

At the time your life insurance continuation period ceases (at the end of the 18-month period or on the date you move from Minnesota, if earlier), you could convert all or any portion of your group term life insurance to an individual policy (except term insurance or a policy which contains disability benefits).

B.     Medical Insurance

Your participation in the Multifoods medical plan available to employees would cease on June 30, 1998. However, you would have the option to continue company-sponsored medical coverage under Multifoods Retiree Medical Program. You and your eligible dependents could continue coverage under an indemnity plan option and receive increased benefits when services are received within a network of preferred providers. An HMO option may also be available depending on where you reside at that time.

C.     Dental and Vision Plans

Your participation in the dental and vision plans would cease on June 30, 1998. However, under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), you and your eligible dependents could continue these plans for up to 18 months.

II.     VISA Plan

Distribution may be made promptly following your termination of employment date or deferred until not later than the April 1 following the year in which you reach age 70-1/2. At your election, distribution may be made in one lump sum or in a series of approximately-equal annual installments over a period not exceeding 10 years.

III.     Multifoods Pension Equity Plan and Management Benefit Plan

You will be eligible to receive monthly pension benefits commencing July 1, 1998 under one of the payment options shown below in the approximate amounts noted:

                               Pension Equity     Bonus Base      Total
Payment Option                     Formula*        Formula       Pension

Life only                           $1,619         $3,911        $5,530

Life with 10 years certain          $1,586         $3,832        $5,418

100% joint and survivor,            $1,311         $3,168        $4,479
with benefits equal to the
amounts shown continuing to
your surviving spouse following
your death

50% joint and survivor,           $1,434         $5,023      $6,457
with benefits equal to 50% of
the amounts shown to your surviving
spouse following your death


* Amounts which could not be paid from the Pension Equity Plan because of Internal Revenue Code limits would be paid from the Management
Benefit Plan.

The above estimates were calculated assuming that salary equal to $2,777.78 per semi-monthly pay period continues through 1997 and that there are no future changes in plan design or increases in the Social Security covered wage base.



                                                           Exhibit D


                          DUNCAN H. COCROFT

                   EXPIRATION DATES OF STOCK OPTIONS

Date of         Number      Exercise                   Expiration
Grant          of Shares     Price          Plan          Date

5/4/90           11,250     $18.875         1986        12/31/96
11/16/90         11,250     $22.75          1989         3/31/97
11/16/90         95,454     $22.75          1989        11/15/00
12/20/91          6,000     $25.6875        1989        12/31/96
12/11/92          6,500     $28.0625        1989        12/31/96
3/17/95          10,000     $18.6875        1986        12/31/96

The option to purchase 7,500 shares which was granted on March 15, 1996 will be forfeited as the vesting requirements will not be satisfied by December 31, 1996.


                 FORFEITURE OF SHARES OF RESTRICTED STOCK

The shares of restricted stock listed below will be forfeited since the shares will not be vested by December 31, 1996.

               Date of         Number         Date of
               Grant          of Shares     Forfeiture

               3/18/93         10,000        12/31/96
               3/18/94            675        12/31/96
               3/17/95            675        12/31/96
               3/15/96            525        12/31/96